FOR IMMEDIATE RELEASE	October 17, 2016
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES
NEW ACQUISITION IN THE BUFFALO, NEW YORK MSA

Freehold, New Jersey….October 17, 2016 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 338,584 square foot industrial building located at 3779 Lake Shore Road, Hamburg, NY, at a purchase price of $35,100,000. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 49 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this brand new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. This 49 acre property situated right off of Interstate 90 will serve as a strategically vital outpost for FedEx as it will handle cross-border shipments and custom clearing with Canada.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of one hundred properties located in thirty states, containing a total of approximately 16.3 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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